Exhibit 4: Operating Results by Business Unit in Ch$ millions
(Nine Months Ended September 30)

YTD 2002	Wire and Cable	Brass Mills	Flexible Packaging	Aluminum Profiles	Total

Revenues	106,869	44,507	31,743	21,452	204,571
COGS	(97,100)	(38,456)	(27,484)	(16,071)	(179,111)
Gross Income	9,769	6,051	4,259	5,381	25,460
Gross Margin	9.1%	13.6%	13.4%	25.1%	12.4%
SG&A	(11,043)	(4,649)	(2,234)	(2,514)	(20,440)
% sales	10.3%	10.4%	7.0%	11.7%	10.0%
Operating Income	(1,274)	1,402	2,025	2,867	5,020
Operating Margin	-1.2%	3.2%	6.4%	13.4%	2.5%

EBITDA	4,510	3,180	3,978	3,360	15,028
Segment Contribution
% Revenues	52.2%	21.8%	15.5%	10.5%	100.0%
% Operating Income	-25.4%	27.9%	40.3%	57.1%	100.0%

YTD 2003	Wire and Cable	Brass Mills	Flexible Packaging	Aluminum Profiles	Total

Revenues	87,152	42,983	32,338	22,034	184,507
COGS	(79,069)	(37,698)	(27,612)	(16,391)	(160,770)
Gross Income	8,083	5,285	4,726	5,643	23,737
Gross Margin	9.3%	12.3%	14.6%	25.6%	12.9%
SG&A	(8,236)	(3,017)	(2,471)	(2,710)	(16,434)
% sales	9.5%	7.0%	7.6%	12.3%	8.9%
Operating Income	(153)	2,268	2,255	2,933	7,303
Operating Margin	-0.2%	5.3%	7.0%	13.3%	4.0%

EBITDA	4,951	3,984	3,908	3,391	16,234
Segment Contribution
% Revenues	47.2%	23.3%	17.5%	11.9%	100.0%
% Operating Income	-2.1%	31.1%	30.9%	40.2%	100.0%

2003 versus 2002 % change	Wire and Cable	Brass Mills	Flexible Packaging	Aluminum Profiles	Total

Revenues	-18.4%	-3.4%	1.9%	2.7%	-9.8%
COGS	-18.6%	-2.0%	0.5%	2.0%	-10.2%
Gross Income	-17.3%	-12.7%	11.0%	4.9%	-6.8%
SG&A	-25.4%	-35.1%	10.6%	7.8%	-19.6%
Operating Income	N/A	61.8%	N/A	2.3%	45.5%

EBITDA	9.8%	25.3%	-1.8%	0.9%	8.0%